Exhibit 4.20

SR TELECOM INC.
RESTATED DIRECTORS' SHARE COMPENSATION PLAN

1.     Purpose of the Plan

  The Plan is designed to further align the interests of the Directors of SR Telecom Inc. ("SRT") with those of its Shareholders by enabling Directors to be compensated through the issue of Common Shares at market prices in lieu of cash.

2.     Definitions

  In this document:

  (a)
  "Board" means the Board of Directors of the Corporation;

  (b)
  "Business Day" means a day on which Canadian Chartered Banks are open for the transaction of business in Montreal and The Toronto Stock Exchange is open for trading in Toronto;

  (c)
  "Compensation Calculation Date" means the first day of each calendar quarter, being the months of January, April, July and October of each year or the Business Day next following;

  (d)
  "Common Shares" means common shares in the capital stock of the Corporation;

  (e)
  "Corporation" means SR Telecom Inc.;

  (f)
  "Directors" means duly elected or appointed Directors of the Corporation;

  (g)
  "Fee Schedule" means such schedule of monetary compensation as may be established by the Board from time to time with respect to compensation of Directors, including annual retainer fees, fees for attendance at meetings of the Board or committees thereof, and such other fees as the Board may deem appropriate for services rendered on behalf of the Corporation as a member of the Board;

  (h)
  "Market Price", per share at any date, means the weighted average trading price of the Common Shares established by the Toronto Stock Exchange for the five trading days immediately next preceding the Compensation Calculation Date;

  (i)
  "Selected Percentage" means such fix number, between 10 and 100, as a director may have chosen to establish the percentage of Quarterly Compensation to be received by that director in the form of Common Shares;

  (j)
  "Plan" means this Directors' Share Compensation Plan of the Corporation, as the same may be amended or varied from time to time;

  (k)
  "Quarterly Compensation Period" means a period of three months commencing on the first day of each of the months of January, April, July and October, and ending on the last day of each calendar quarter in each year;

  (l)
  "Quarterly Compensation" means the aggregate compensation receivable by a participating director with respect to any such Quarterly Compensation Period.

3.     Administration of the Plan

  Until otherwise determined, the Corporation under the direction of the Board shall administer the Plan.

4.     Calculation of Compensation

  On the first Compensation Calculation Date next following the date of approval of the Plan by the shareholders of this Corporation, the Corporate Secretary shall determine the aggregate compensation to which each Director is entitled with respect to the Quarterly Compensation Period ending with the day before such Compensation Calculation Date.

5.     Fixation of Selected Percentage

  Following the approval of the Plan by the shareholders of the Corporation, each Director shall file a notice with the Secretary of the Corporation as to the Selected Percentage of Quarterly Compensation applicable in the year in which such approval is received and shall, on or before the last day of such year, and each year thereafter, file a notice with the Corporation of the Selected Percentage applicable in the year next following the date of each such notice.

6.     Payment of Quarterly Compensation

  The Quarterly Compensation receivable shall be paid to each director respectively,

  (a)
  as to the amount established by application of the Selected Percentage, through the issue of Common Shares, and

  (b)
  as to the balance of compensation receivable, in cash.

        The election of the Selected Percentage may be made only once in respect of any financial year of the Corporation, pursuant to Section 5 herein, and may not be changed during such year.

7.     Issuance of Common Shares

  The number of Common Shares issuable to each Director shall be equal to the number determined by dividing the Selected Percentage of compensation payable to each Director respectively for the Quarterly Compensation Period by the Market Price of the Common Shares as at the Compensation Calculation Date, disregarding fractions.

8.     Number of Shares Issuable Under the Plan

  The aggregate number of Common Shares to be reserved for issuance under the Plan shall be Four Hundred and Fifty Thousand (450,000).

9.     Decisions of the Board

  All decisions and interpretations of the Board respecting the Plan or the Common Shares issued or issuable hereunder shall be conclusive and binding on the Corporation and on the Directors and their respective personal legal representatives.

10.   Amendment or Discontinuance of Plan

  The Board may amend or discontinue the Plan at any time.

11.   Government Regulation

  The Corporation's obligation to issue and deliver Common Shares under the Plan is subject to:

  (a)
  the approval of the Toronto Stock Exchange;

  (b)
  the satisfaction of all requirements under applicable securities laws in respect thereof and obtaining all such regulatory approvals as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

  (c)
  the admission of such Common Shares to listing on the Toronto Stock Exchange; and

  (d)
  the receipt from the Director to whom such Common Shares are to be issued of such representations, agreements and undertakings as to future dealings in such Common Shares as the Corporation may determine to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

  In this connection, the Corporation shall take all reasonable steps to obtain such approvals as may be necessary for the issuance of such Common Shares in compliance with applicable securities laws and for the listing of such Common Shares on the Toronto Stock Exchange.

12.   Rights as a Shareholder

  A Director shall have no rights as a holder of Common Shares issuable hereunder until a share certificate representing such Common Shares, as contemplated by paragraph 4 above, has been issued by the Corporation.

13.   Approvals

  The Plan shall be subject to:

  (a)
  the approval of the shareholders of the Corporation to be given and evidenced by a resolution at a meeting of the shareholders of the Corporation; and

  (b)
  the acceptance by the Toronto Stock Exchange.